UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
April 14, 2016
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 14, 2016, the board of directors of lululemon athletica inc. appointed Jon McNeill as a member of the board of directors. Mr. McNeill is the President of Global Sales, Delivery and Service of Tesla Motors, Inc. Prior to joining Tesla, Mr. McNeill was the CEO of Enservio, Inc., a software company, from 2006 until 2015 and has founded multiple technology and retail companies including TruMotion, Sterling, First Notice Systems, and Trek Bicycle Stores, Inc. Mr. McNeill began his career at Bain & Company and he is a graduate of Northwestern University. Our board of directors believes his executive experience and innovative and entrepreneurial attributes will provide valuable insight to our board of directors and is aligned with our unique culture.
The board of directors increased the size of the board from 11 to 12 members and appointed Mr. McNeill as a Class III director to fill the newly-created vacancy. Because Mr. McNeill will serve as a member of the class of directors whose terms expire at the 2016 annual meeting of stockholders, our stockholders of record will have the opportunity to vote on his nomination as a continuing Class III director for the meeting on June 2, 2016.
Mr. McNeill will receive compensation for his service as a director consistent with that of our other non-employee directors. A description of our standard compensation arrangements for non-employee directors is included in our proxy statement filed with the Securities and Exchange Commission on April 21, 2015. We expect Mr. McNeill to enter into our standard form indemnification agreement for non-employee directors, the form of which is filed with the Securities and Exchange Commission as Exhibit 10.16 to our Registration Statement on Form S-1 dated July 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: April 19, 2016	/s/ STUART HASELDEN
Stuart Haselden
Chief Financial Officer